                                                                                                                                   Exhibit 99.2

Perini Corporation
Compliance With Temporary Note 3T to Article 3 of Regulation S-X

United States Securities and Exchange Commission
Washington, DC 20549

RE: Compliance With Temporary Note 3T to Article 3 of Regulation S-X

To Whom It May Concern:

Arthur Andersen LLP has audited the consolidated financial statements of Perini Corporation and subsidiaries as of December 31, 2001 and for the year then ended and has issued their report thereon dated February 6, 2002 (except with respect to the matters discussed in Note 11(c) and Note 11(f), as to which the date is March 20, 2002). Arthur Andersen LLP has also audited the combined financial statements of Significant Construction Joint Ventures as of December 31, 2001 and for the year then ended and has issued their report thereon dated February 15, 2002 (except with respect to the matter discussed in Note 4(a), as to which the date is March 20, 2002). Arthur Andersen LLP has provided written representation that these audits were subject to their quality control system for the U. S. accounting and auditing practice to provide reasonable assurance that the engagements were conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen LLP personnel working on the audits and availability of Arthur Andersen LLP national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen LLP was not relevant to these audits.

/s/ Michael E. Ciskey
Michael E. Ciskey

Vice President and Controller
Perini Corporation
Framingham, Massachusetts
March 20, 2002